UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Lux Digital Pictures, Inc.

(Name of small business issuer in its charter)

Wyoming	7829	22-2589503

(State or other	(Primary Standard Industrial	(I.R.S. Employer
jurisdiction of	Classification Code Number)	Identification
incorporation		Code Number)
or organization)

2140 Shattuck Ave., Ste 210-2270
Berkeley, CA. 94704
510-948-4000

(Address and telephone number of registrant’s principal executive offices and principal place of business)

Ingo Jucht
President and Chief Executive Officer
2140 Shattuck Ave., Ste 210-2270
Berkeley, CA. 94704
Telephone: 510-948-4000
Telecopier: 510-948-4000 x2

www.luxdigitalpictures.com

(Name, address, and telephone number of agent for service)

CORP 95
123 W. 1st Street, Suite 675
Casper, WY 82601
949-487-243

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated Filer ☐

Non-accelerated filer	☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (1)

Common Stock	990,000	$.10	$99,000	$3.89

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price shares were sold to our shareholders in a private placement memorandum. The price of $0.10 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell our shares until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell our shares, and it is not soliciting an offer to buy our shares in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED September 8, 2008

PRELIMINARY PROSPECTUS

LUX DIGITAL PICTURES, INC

990,000 Shares of Common Stock
Price per share: $0.10
Total cash proceeds to the Company $0.

          The Company has sold a total of 990,000 shares of its common stock in a Private Placement to 36 individual investors, under Regulation S, at a price of $0.10 per share. These shares were sold directly by the Company and the Company has received total proceeds from the Private Placement of $97,440 net of certain selling costs and adjustments for currency exchange rates.

          There is no trading market for our common stock.

          The sales price to the public is fixed at $0.10 per share until such time as the shares of common stock become traded on the Over The Counter Bulletin Board operated by the National Association of Securities Dealers, Inc. or another exchange. We intend to contact an authorized OTCBB market maker for sponsorship of our securities on the OTCBB, upon effectiveness of this registration statement, however, there is no guarantee our common stock will be accepted for quotation on the OTC Bulletin Board. If our common stock becomes quoted on the Over The Counter Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

          The purchase of our shares involves substantial risk. See “risk factors” beginning on page 9 for a discussion of risks to consider before purchasing our common stock.

          You should rely only on the information contained in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

LUX DIGITAL PICTURES, INC
The date of this prospectus is September 8, 2008

PROSPECTUS SUMMARY

          You should read the following summary together with the more detailed information about our company and the common stock being registered in this offering and our financial statements and the notes to those statements included elsewhere in this prospectus. References in this prospectus to “we,” “our,” “us”, “Lux” and the “Company” refer to LUX DIGITAL PICTURES, INC.

LUX DIGITAL PICTURES, INC.

Corporate Background

          Lux Digital Pictures, Inc was incorporated in the state of Wyoming on May 6, 2008. We were formed to develop businesses, assets and opportunities, contributed by our founding shareholders, in the motion picture production and distribution industry and some related fields. Lux intends to operate its businesses under several “brands” that the Company believes have unique and dynamic strategies to successfully compete in today’s entertainment marketplace.

The worldwide motion picture industry is dominated by a handful of very large, fully integrated conglomerates that are focused, primarily, on capturing market share via the wide, international release of mega budgeted, branded films and sequels, Digital 3-D animation pictures and other, proven “tent pole” projects with their “specialty” divisions taking responsibility for releasing, on a more limited basis, the less costly, “execution dependent”, talent driven product which continues to divide the industry revenue “pie” into fewer and fewer pieces. (See “Industry Overview”)

In recent years there has been a huge infusion of new, outside capital into the “business”, primarily allocated to the larger distributors, that has resulted in a glut of new productions and increased competition for audiences across all revenue streams. This fact, along with the greater consumer access to evolving digital technology, to both create and consume entertainment content, and the ever expanding distribution capacity of the World Wide Web presents challenges to content suppliers and distributors that now threatens many, current entertainment business models.

The Company has only an, approximately, four month (4) month operating history, however, the Company’s founding shareholders have contributed certain assets into the Company, including cash, motion pictures, contracts, future revenue streams, rights and certain business concepts and the “brands”: “Midnight Movies”, New Broadway Cinema”, “DigiTheater” and “Short Screams” (“Assets”) that will in management’s opinion, adequately, capitalize the Company in the near term. The Company intends to develop, operate and capitalize the Assets, as well as to create new products for its distribution, to form an ongoing and diverse entertainment entity. For the, approximately, four month period from its inception through the period ending August 31, 2008 the Company had Gross Revenues of $193,002, Operating Income of $166,957, Total Current Assets of $949,863, Total Current Liabilities of $109,064, Total Stockholders’ Equity of $840,799 and a Net Loss of $154,043 as a result of a write down of an asset acquired in exchange of Company stock. From its inception through the period ending August 31, 2008 the Company’s primary business activity was to acquire, transfer and manage the Assets from its founding shareholders, complete a private placement of some of its common shares, establish its web site, progress production on two (2) partially completed motion pictures and conduct an audit and assist legal counsel and others in the preparation and drafting of this Registration Statement.

We expect to continue to generate limited income from our Assets, however, we cannot provide absolute assurances or estimates of these revenues. The Company’s cash on hand is, primarily, budgeted to cover the anticipated costs to complete, deliver and market two (2) partially completed feature length documentary films owned by the Company, to develop, produce and market new products and for various administrative costs associated with developing and operating the businesses going forward including costs for legal, accounting and Transfer Agent services. We believe that the Company will have sufficient capital to operate its businesses over the next twelve (12) months. There can be no assurances, however, that actual expenses incurred will not materially exceed our estimates or that cash flows from our existing Assets will be adequate to maintain our businesses.

The world wide motion picture business is an extremely competitive industry dominated by several very large, fully integrated media conglomerates. The World Wide Web is having a significant impact on this industry, as it has had on the music business, and the Company’s management plans on attempting to develop strategies and opportunities that will allow us to compete successfully in this enviroment. Thousands of feature length motion pictures are produced annually and only a few hundred of these ever receive any kind of theatrical release and it is ever more expensive to market these films. In addition the world wide DVD market, which has, primarily, fueled the demand for independent feature motion pictures in the past, has, substantially, slowed and new distribution channels such as “Video on Demand” are only now just becoming viable as revenue sources for independent films. The Company is building its business model cognizant of these market realities and management will be attempting to use and capitalize upon emerging technologies to deliver and market its products.

Our business model is predicated on the assumption that we can generate multiple revenue streams from various world wide media sources from our existing Assets and from products we intend to develop, produce and distribute in the near term and that we can, successfully, manage our costs by capitalizing on new and emerging digital technologies, business developments and our experienced management. Although the Company generated operating Income in its initial, approximate, four (4) months of operation it anticipates it may lose money in its first, full year of operation and that it may require raising additional capital to, successfully, implement its business plans.

The Company’s two primary managers have considerable experience and expertise in the independent motion picture business and related industries but, initially, we will have only one officer and director acting as our sole employee. Our managers will dedicate the time sufficient to manage the Company’s operations but, until such time as the Company is more established and capitalized, we will not be able to employ any personnel on a full time basis.

Terms of the Offering

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the resale of these shares. The offering price of $0.10 was determined by the price shares were sold to our shareholders in a private placement memorandum and is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board or another Exchange, at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis and Results of Operations” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data from inception May 6, 2008 through August 31, 2008 are derived from our audited financial statements.

For the Period from Inception (May 6, 2008) through August 31, 2008 (audited)

STATEMENT OF OPERATIONS

Revenues	$193,002
Operating Expenses	$26,045
Operating Income	$166,957
Other Expense	$(400,000)
Net Loss	$(154,043)

As of August 31, 2008 (audited)

BALANCE SHEET DATA

Cash	$252,461
Total Assets	949,863
Total Liabilities	109,064
Stockholders’ Equity	840,799

RISK FACTORS

          You should carefully consider the possibility that your entire investment may be lost. As such, you are encouraged to evaluate the following risk factors and all other information contained in this prospectus before purchasing our common stock. Our common stock involves a high degree of risk. Any of the following risks could adversely affect our business, financial condition and results of operations, and could result in complete loss of your investment.

          WE HAVE A LIMITED OPERATING HISTORY THAT YOU CAN USE TO EVALUATE US, AND THE LIKELIHOOD OF OUR SUCCESS MUST BE CONSIDERED IN LIGHT OF THE PROBLEMS, EXPENSES, DIFFICULTIES, COMPLICATIONS AND DELAYS FREQUENTLY ENCOUNTERED BY A SMALL DEVELOPING COMPANY.

We were incorporated in Wyoming in May 2008. We have limited financial resources provided by our principal shareholders and only limited revenues to date. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to fully meet our expenses and totally support our anticipated activities.

          All of our capital and assets have been provided by our principal shareholders and through a Private Placement of the shares being Registered. We estimate that we will have sufficient capital to operate for the next twelve (12) and sufficient capital to complete the two (2) unfinished motion pictures we have acquired. We cannot assure you, however, that we will be able to sustain the business for the long term nor that we may not need to obtain additional capital in the future. We can also not assure you that we will be able to obtain any required financing on a timely basis, or if obtainable, that the terms will not materially dilute the equity of our current stockholders. If we are unable to obtain financing on a timely basis, we may have to significantly or entirely curtail our business objectives, which could result in our having to discontinue some of our operations and plans.

WE DEPEND HIGHLY ON OUR CURRENT MANAGEMENT.

          We depend highly on Ingo Jucht, our President, Treasurer, and Sole Director, who is difficult to replace. Ingo Jucht who is also the Chief Executive Officer of LUX DIGITAL PICTURES, INC, at this point, only devotes approximately 50% of his time per week to our business. Our intended plan of operations is dependent upon the continuing support and expertise of Mr. Jucht and our Consultants. Loss of Mr. Jucht could slow the growth of our business, or it may cease to operate at all, which may result in the total loss of investor’s investments.

THERE IS NO ASSURANCE OF A PUBLIC MARKET OR THAT THE COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE. THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK.

There is no established public trading market for our common stock. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

Since a single stockholder, upon completion of the offering will beneficially own the significant majority of our outstanding common shares, that single stockholder will retain the ability to potentially control our management and the outcome of corporate actions requiring stockholder approval notwithstanding the overall opposition of our other stockholders. This concentration of ownership could discourage or prevent a potential takeover of our company that might negatively impact the value of your common shares.

          Lux Digital Pictures GmbH (“Lux GmbH”) owns approximately 75% of our outstanding common shares and 100% of the issued and outstanding Preferred Shares and will continue to do so after the filing of this Registration Statement. As a consequence of its controlling stock ownership position, Lux, through it Operating Manager and representative Ingo Jucht, will retain the ability to elect a majority of our board of directors, and thereby control our management. Lux GmbH also has the ability to control the outcome of corporate actions requiring stockholder approval, including mergers and other changes of corporate control, any private transactions, and other extraordinary transactions. The concentration of ownership by Lux GmbH could discourage investments in our company, or prevent a potential takeover of our company which will have a negative impact on the value of our securities.

Because of competitive pressures from competitors with more resources, Lux Digital Pictures may fail to implement its business model profitably.

          The independent motion picture business is highly fragmented and extremely competitive. The market for customers is intensely competitive and such competition is expected to continue to increase (see “Competition”). We believe that our ability to compete depends upon many factors within and beyond our control, including the timing and market acceptance of new solutions and enhancements to existing businesses developed by us, our competitors, and their advisors.

We are dependant on the popularity of our film products.

          Our ability to generate revenue and be successful in implementing our business plan is dependant on our ability to develop, produce, acquire and distribute entertainment products that are popular with audiences and sold via distribution channels that that are efficient and cost effective.

We may be unable to compete with larger or more established film companies.

          We face a large and growing number of competitors in the film and entertainment industry. Many of these competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition, and more established relationships in the industry than does the Company. As a result, certain of these competitors may be in better positions to compete with us for product and audiences. We cannot be sure that we will be able to compete successfully with existing or new competitors.

          We may require additional financing in order to implement our business plan. In the event we are unable to acquire additional financing, we may not be able to implement our business plan resulting in a loss of revenues and ultimately the loss of any shareholder’s investment.

          Due to our limited operating history, we will have to use all our existing resources to complete and market our motion picture products and develop our distribution channels.

          Following this offering we may need to raise additional funds to expand our operations. We may raise additional funds through private placements, registered offerings, debt financing or other sources to maintain and expand our operations. Adequate funds for this purpose on terms favorable to us may not be available, and if available, on terms significantly more adverse to us than are manageable. Without new funding, we may be only partially successful or completely unsuccessful in implementing our business plan, and our stockholders will lose part or all of their investment.

Our products or processes could give rise to claims that our products infringe on the rights of others.

          We are potentially subject to claims and litigation from third parties claiming that our products or processes infringe their patent or other proprietary rights. If any such actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture, use or sell the affected product or process. Litigation, which could result in substantial costs to us, may also be necessary to enforce our proprietary rights and/or to determine the scope and validity of the proprietary rights of others. Any intellectual property litigation would be costly and could divert the efforts and attention of our management and technical personnel, which could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not prevent us from selling our products or materially and adversely affect our business, financial condition and results of operations. If any such claims are asserted against us, we may seek to enter into a royalty or licensing arrangement. We cannot assure you that a license will be available on commercially reasonable terms, or at all.

We may be subject to claims of trademark infringement, which may harm our business.

          We may be subject to legal proceedings alleging claims of trademark infringement in the future. If we must rebrand, it may result in significant marketing expenses and additional management time and resources, which may adversely affect our business.

          Additionally, we cannot guarantee that our trademarks will be completely protected. This could cause harm to our brand and ultimately, to us. We could also spend additional time and resources fighting other entities that might infringe upon our trademarks.

We may be unable to scale our operations successfully.

          Our plan is to grow rapidly. Our growth will place significant demands on our management and technology development, as well as our financial, administrative and other resources. We cannot guarantee that any of the systems, procedures and controls we put in place will be adequate to support the commercialization of our operations. Our operating results will depend substantially on the ability of our officers and key employees to manage changing business conditions and to implement and improve our financial, administrative and other resources. If we are unable to respond to and manage changing business conditions, or the scale of our products, services and operations, then the quality of our services, our ability to retain key personnel and our business could be harmed.

          Mr. Jucht has limited experience in all of the entertainment businesses we are entering and he will be reliant on Consultants and others who have greater management experience. The lack of experience in all of the businesses we are entering could impact our return on investment, if any.

          As a result of our reliance on Mr. Jucht and his limited experience in developing comparable film businesses, our investors are at risk in losing their entire investment. Mr. Jucht intends to hire personnel in the future who may have the experience required to manage our company, when the Company is sufficiently capitalized. Until such management is in place, we are reliant upon Mr. Jucht to make the appropriate management decisions.

          As There Is No Public Market for Our Common Shares, They Are an Illiquid Investment and Investors May Not Be Able to Sell Their Shares.

          NO MARKET CURRENTLY EXISTS FOR OUR SECURITIES AND WE CANNOT ASSURE YOU THAT SUCH A MARKET WILL EVER DEVELOP, OR IF DEVELOPED, WILL BE SUSTAINED.

          Our common stock is not currently eligible for trading on any stock exchange and there can be no assurance that our common stock will be listed on any stock exchange in the future. We intend to apply for listing on the NASD OTC Bulletin Board trading system pursuant to Rule 15c2-11 of the Securities Exchange Act of 1934, but there can be no assurance we will obtain such a listing. The bulletin board tends to be highly illiquid, in part because there is no national quotation system by which potential investors can track the market price of shares except through information received or generated by a limited number of broker-dealers that make a market in particular stocks. There is a greater chance of market volatility for securities that trade on the bulletin board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors, including: the lack of readily available price quotations; the absence of consistent administrative supervision of “bid” and “ask” quotations; lower trading volume; and general market conditions. If no market for our shares materializes, you may not be able to sell your shares or may have to sell your shares at a significantly lower price.

          IF OUR SHARES OF COMMON STOCK ARE ACTIVELY TRADED ON A PUBLIC MARKET, THEY WILL IN ALL LIKELIHOOD BE PENNY STOCKS.

          The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. SEC regulations generally define a penny stock to be an equity security that has a market or exercise price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has net tangible assets of at least $100,000, if that issuer has been in continuous operation for three years. Unless an exception is available, the regulations require delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, details of the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations and broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for securities that become subject to the penny stock rules. Since our securities are highly likely to be subject to the penny stock rules, should a public market ever develop, any market for our shares of common stock may not be liquid.

          BECAUSE OUR SECURITIES ARE SUBJECT TO PENNY STOCK RULES, YOU MAY HAVE DIFFICULTY RESELLING YOUR SHARES.

          Our shares as penny stocks are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company’s securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder’s ability to dispose of his stock.

          This registration statement contains forward-looking statements. These statements relate to future events or our future financial performance. Forward looking statements are speculative and uncertain and not based on historical facts. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under “Outline of Business Plan” and “Plan of Operation” Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, future results, levels of activity, performance, or achievements cannot be guaranteed. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. The reader is advised to consult any further disclosures made on related subjects in our future SEC filings.

          WE HAVE NOT PAID, AND DO NOT INTEND TO PAY, CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities that we may issue. Any future determination to pay cash dividends will be at the discretion of our board of directors and depend on our financial condition, results of operations, capital and legal requirements and such other factors as our board of directors deems relevant.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

          Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by the price shares were sold to our shareholders in our private placement which was completed in June 2008 pursuant to an exemption under Regulation S of the Securities Act of 1933.

The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over The Counter Bulletin Board (OTCBB) after the SEC declares this prospectus effective. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

SELLING SECURITY HOLDERS

The shares being offered for resale by the selling stockholders consist of the 990,000 shares of our common stock held by 36 shareholders of our common stock which sold in our Regulation S offering completed in June 2008.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of June 30, 2008 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of Selling Stockholder	Shares of common stock owned prior to offering	Shares of common stock to be sold	Shares of common stock owned after offering
Sima Burgin	20,000	20,000	0%
Jamila Friedrich	20,000	20,000	0%
Andra Kokott	20,000	20,000	0%
BMV Berliner Versiche. GmbH	20,000	20,000	0%
Elvira Jucht	60,000	60,000	0%
Frank Reimann	10,000	10,000	0%
Klaus Nawrocki	20,000	20,000	0%
Sievertec Technologies GmbH	20,000	20,000	0%
Christobel Lucht	10,000	10,000	0%
Sasha Friedrich	10,000	10,000	0%
Valery Rudnik	10,000	10,000	0%
Karsten Frenzel	10,000	10,000	0%
Robert Klingbeil	10,000	10,000	0%
Frieder W.M. Schnook	20,000	20,000	0%
Renata Stih	20,000	20,000	0%
Katerina Kulchekova	10,000	10,000	0%
Hans Reuter	10,000	10,000	0%
Ernst Wenske	10,000	10,000	0%
Jonas Friedrich	20,000	20,000	0%
Sergiy Sysoyev	10,000	10,000	0%
Wilshire Capital, Ltd	200,000	200,000	0%
Anna Franklin	20,000	20,000	0%
Vladimir Reva	10,000	10,000	0%
Karsten Tobeck	10,000	10,000	0%
Michael Hoffmeister	10,000	10,000	0%
Gabriel Rotenburg	10,000	10,000	0%
Kamila Palicka	20,000	20,000	0%
Armin Marewski	20,000	20,000	0%
Susanne Batz	20,000	20,000	0%
Martin Bailey	10,000	10,000	0%
Millary Cortes Tellez	20,000	20,000	0%
Desdemona Ventures, Ltd	200,000	200,000	0%
Mirlev Automobile, Ltd	40,000	40,000	0%
Thorsten Bernd	20,000	20,000	0%
Ralf Schmidtbauer	20,000	20,000	0%
Arne Herman	20,000	20,000	0%

	990,000	990,000

Except as listed below, to our knowledge, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or

-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates

-	are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $0.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over the Counter Bulletin Board (OTCBB) when this Registration Statement is declared effective by the SEC. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by a selling security holder must be made at the fixed price of $0.10 until a market develops for the stock.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary brokers transactions, which may include long or short sales,

•	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,

•	through direct sales to purchasers or sales effected through agents,

•	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or

•	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales are permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $13,039.

DESCRIPTION OF SECURITIES TO BE REGISTERED.

General

Our authorized capital stock consists of 1,000,000,000 Shares of common stock, $0.001 par value per Share and 10,000,000 shares of preferred stock, par value $0.001 per share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

We are authorized to issue 1,000,000,000 shares of common stock, $0.001 par value per share. Currently we have 50,990,000 common shares issued and outstanding.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this private placement are fully paid and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Wyoming for a more complete description of the rights and liabilities of holders of our securities. All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, $0.001 par value per share. The preferred shares can be voted at a ratio of 10 shares to 1 share of common stock and, under certain conditions, may be converted by the holders at a rate of 10 shares to 1 share of common stock. Any additional terms of the preferred shares are at the discretion of the board of directors. Currently we have issued 2,500,000 shares of preferred stock to our principal shareholder.

Dividends

We have not paid any cash dividends to shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding.

No Public Market for Common Stock

          There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over the counter bulletin board, maintained by the NASD, upon the effectiveness of the registration statement of which this prospectus forms a part.

          There are several requirements for listing our shares on the NASD bulletin board, including:

          * we must make filings pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934;

          * we must remain current in our filings;

          * we must find a member of FINRA to file a form 211 on our behalf. The information contained within form 211 includes comprehensive data about our company and our shares. Form 211 and our prospectus are filed with the NASD so that they can determine if there is sufficient publicly available information about us and whether our shares should be listed for trading.

          We can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

No Broker Is Being Utilized In This Offering

          This offering is self-underwritten, which means that it does not involve the participation of an underwriter or broker, and as a result, no broker for the sale of our securities will be used. In the event a broker-dealer is retained by us to participate in the offering, we must file a post-effective amendment to the registration statement to disclose the arrangements with the broker-dealer, and that the broker-dealer will be acting as an underwriter and will be so named in the prospectus. Additionally, the NASD’S corporate finance department must issue a “no objection” position on the terms of the underwriting compensation before the broker-dealer may participate in the offering.

No Escrow of Proceeds

          There will be no escrow of any of the proceeds of this offering since the Company has already received all proceeds from its Private Placement. Accordingly, we already have use of all funds we have raised. These funds shall be non-refundable to subscribers except as may be required by applicable law.

Penny Stock Reform Act of 1990

          The Securities Enforcement and Penny Stock Reform Act of 1990 require additional disclosure for trades in any stock defined as a penny stock. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to exceptions. Under this rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction before sale. Our shares will probably be subject to the Penny Stock Reform Act, thus potentially decreasing the ability to easily transfer our shares.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Maddox Ungar Silberstein PLLC to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

Overview

          Our objective is to establish the Company as an innovative and dynamic business operating in the independent motion picture field. The Company was incorporated in the State of Wyoming in May 2008 and has been capitalized by the Assets contributed by and acquired from its principal shareholders and others. LUX DIGITAL PICTURES, INC operates and intends to operate its businesses through several different “brands”:

Midnight Movies is a US specialty theatrical distributor that provides limited, multi-market releases for independently produced feature films.

Thousands of feature length motion pictures are produced annually and only a few hundred of these receive any kind of release in theaters and it has become increasingly expensive and competitive to market and advertise films, especially in the top 30 US markets. Many of the smaller, lower profiled films produced today only get a minimal release in order to enhance ancillary market prospects and, as the worldwide DVD market growth has slowed, even fewer pictures now justify even this expense resulting in more and more quality productions being available for distribution.

Midnight Movies selects and releases its movies to niche theatrical markets using untraditional release platforms, such as “Midnight Shows”, “Matinee Only” and other limited exhibition formats that are supported by a mix of both conventional (trailers, 1-sheets) and unconventional (local radio promotions) marketing plans in order to minimize distribution costs and maximize theater revenues.

Midnight Movies’ initial release is “Night of the Living Dead 3D” (notld3d.com ) which the Company’s predecessor in interest has distributed in a combination of regular runs and Midnight Shows to specifically target the audience for this type of Picture. Although for this title certain, conventional advertising (newspaper, TV) was used in its major market launch, subsequent play dates capitalized on its known brand, fun “3-D” experience appeal and a specifically targeted late night audience to produce excellent ROI in Midnight Show engagements. Future releases will include family films that will be marketed via Matinee’s only and Concert Films that will be exhibited, exclusively on the theatrical “College Circuit”. The Company currently has in the later stages of production two (2) feature length documentary motion pictures that are specifically targeted to niche audiences. “Nightmares in Red, White and Blue” is based upon the book by the same title and tells the story of the evolution and history of the American horror film through interviews with prominent filmmakers, historian, film critics and others, historical footage and film clips of the best and most famous and infamous horror motion pictures ever produced. Interview participants include, John Carpenter, Joe Dante, George Romero Darren Lynn Bousman, Roger Corman and many others. The picture is in the final stages of production and expected to be completed in September 2008. Concurrently in production is “American Grindhouse: The History of the American Exploitation Film” a feature length documentary film by Elijah Drenner that chronicles, in a very entertaining way, the American exploitation films of the late 60’s and 70’s. “American Grindhouse” features interviews with many prominent and notorious ‘players’ from the era along with contempory filmmakers such as John Landis and Fred Williamson. It also has incorporated extensive archival material and numerous film clips of the best examples of the genre. It is expected to be completed and ready for release in late 2008.

ShortScreams.com is a viral, (Web 2.0) internet business that will stream independently produced short horror, suspense and fantasy films, rank them by popularity and downloads and incubate their development into feature films. Like YouTube and other video content and socially active web portals ShortScreams.com will allow its members to view and upload an unlimited amount of content, provided it fits the genre, is not offensive or obscene, is under six minutes in length and they accept the terms and conditions of membership. All submitted content will be available at any time and featured on the site based on its popularity. The top ten (10) ranked film shorts will be developed into feature film screenplays and one (1) will be produced as a full length feature film. ShortScreams.com will create revenues both from its web traffic, the distribution of the content and the motion picture product that it develops. ShortScreams.com will launch in early 2009.

New Broadway Cinema is a motion picture production, distribution and web portal (newbroadwaycinema.com) that will exclusively produce and distribute film adaptations of established theatrical stage productions using the Company’s proprietary DigiTheater™ production process.

Capturing the intimacy and excitement of a live stage play or musical on film or video has long proved difficult. This has been due, primarily, to the distancing video or film creates in translating the medium, the limitations of the stage and sets and the fact that contemporary audiences have been conditioned to a much different video viewing experience. Although the very successful plays and musicals have long proved a good source of material for the movie industry and there have been many successful versions of the big hits on film these all have been separate artistic adaptations removed from the stage and created and designed solely for the motion picture medium. Directly filming a live stage presentation, with its original cast, sets and costumes, despite using multiple cameras and other filming advances and techniques, has not been able to produce a good video or film experience.

New Broadway Cinema fuses the old (stage) and new (digital) to create a new “hybrid” kind of production. The original cast of the stage production and, in some instances certain props and stage dressings, are filmed, in performance, on an outside studio in front of a “green screen”. The play’s full performance is captured by HD cameras via multiple takes, close-ups, re-takes and all other traditional video or film production filming methods while the cast receives specific direction and blocking instruction for the film version. All of the play’s or musical’s sets, backgrounds or other effects are then inserted digitally in post production resulting in a new dynamic video form and filmic interpretation of the material. Many Hollywood blockbusters are now shot exclusively using a “green screen” (“Sin City”, “300” etc.) and applying this concept to theater productions is a most natural progression of the technique and one which can be done on a very cost effective basis and which will now allow many more quality theater productions to be put on film and to be distributed and accessed in a commercial manner.

New Broadway Cinema will distribute its product through both conventional motion picture channels and via newbroadwaycinema.com. Its first production is expected to go before the cameras in 2009.

Lux Digital Pictures, Inc is a recently established business, with temporary offices at 2140 Shattuck Ave., Ste 210-2270, Berkeley, CA. 94704.

Business of Issuer

LUX DIGITAL PICTURES, INC is comprised of several motion picture development, production, financing and distribution entities that management believes have unique and dynamic strategies to successfully compete in today’s entertainment marketplace.

Industry Overview

The worldwide motion picture industry is dominated by a handful of very large, fully integrated conglomerates that are focused, primarily, on capturing market share via the wide, international release of mega budgeted, branded films and sequels, Digital 3-D animation pictures and other, proven “tent pole” projects with their “specialty” divisions taking responsibility for releasing, on a more limited basis, the less costly, “execution dependent”, talent driven product which continues to divide the industry revenue “pie” into fewer and fewer pieces.

In recent years there has been a huge infusion of new, outside capital into the “business”, primarily allocated to the larger distributors, that has resulted in a glut of new productions and increased competition for audiences across all revenue streams. This fact, along with the greater consumer access to evolving digital technology, to both create and consume entertainment content, and the ever expanding distribution capacity of the World Wide Web presents challenges to content suppliers and distributors that now threatens many, current entertainment business models.

The LUX DIGITAL PICTURES GROUP of Companies are all targeted and designed by management to address, capitalize upon and thrive within the realities of this new marketplace.

Competition

There is significant competition in the world wide motion picture business. It is an industry that generates many billions of dollars in annual revenues from many exploitation and media sources such as theaters, home entertainment (DVD), television and now, ever increasing, online and digital channels.

The worldwide motion picture industry today is dominated by a handful of very large, fully integrated conglomerates that are focused, primarily, on capturing market share via the wide, international release of mega budgeted, branded films and sequels, Digital 3-D animation pictures and other, proven “tent pole” projects with their “specialty” divisions taking responsibility for releasing, on a more limited basis, the less costly, “execution dependent”, talent driven product which continues to divide the industry revenue “pie” into fewer and fewer pieces.

In recent years there has been a huge infusion of new, outside capital into the “business”, primarily allocated to the larger distributors, that has resulted in a glut of new productions and increased competition for audiences across all revenue streams. This fact, along with the greater consumer access to evolving digital technology, to both create and consume entertainment content, and the ever expanding distribution capacity of the World Wide Web presents challenges to content suppliers and distributors that now threatens many, current entertainment business models.

It takes substantial sums of capital to compete in the entertainment business. Cost to produce and market general market, theatrical motion pictures is prohibitive to all but the most deep pocketed entities and individuals and there is no certain or consistent basis to, accurately, forecast success. All investments in the motion picture industry, even for the most sophisticated investors, are extremely risky and for every independent success story there are a thousand disappointments.

Although the Company does not intend to directly compete against the major film companies, and it will not attempt to finance any projects beyond the limited scope of its business plans and on emerging distribution opportunities, it still will have formidable competition from a wide range of smaller, independent financing, production and distribution entities, more established and, in some instances, better capitalized than the Company, which are attempting to produce and market motion picture product.

There currently exists hundreds of legitimate, viable independent movie companies, around the world, that will have the resources to compete with our Company for product, distribution capacity, financing and market share. Lux had developed some unique strategies and business concepts, however, there is competition for all audiences and the attention of all media consumers and there is no certainty that the Company will be able to compete, successfully, in this environment.

The Opportunity

The company plans to market, promote, and expand their various film brands, products, Assets, and their distribution channels. Upon the effectiveness of this Registration Statement the Company intends to apply for a listing on the OTC Bulletin Board to trade its shares.

Regulation

Our businesses are regulated by governmental authorities in the jurisdictions in which we operate. Because of our international operations, we must comply with diverse and evolving regulations. Regulation relates to, among other things, management, licensing, foreign investment, use of confidential customer information and content. Our failure to comply with all applicable laws and regulations could result in, among other things, regulatory actions or legal proceedings against us, the imposition of fines, penalties or judgments against us or significant limitations on our activities. In addition, the regulatory environment in which we operate is subject to change. New or revised requirements imposed by governmental authorities could have adverse effects on us, including increased costs of compliance. Changes in the regulation of our operations or changes in interpretations of existing regulations by courts or regulators or our inability to comply with current or future regulations could adversely affect us by reducing our revenues, increasing our operating expenses and exposing us to significant liabilities. Our business involves risks of liability associated with entertainment content, which could adversely affect our business, financial condition or results of operations. As a developer and distributor of media content, we may face potential liability for any of:

defamation;·
invasion of privacy;·
copyright infringement;·
actions for royalties and accountings;·
trademark misappropriation;·
trade secret misappropriation;·
breach of contract;·
negligence; and/or·
other claims based on the nature and content of the materials distributed.

          These types of claims have been brought, sometimes successfully, against broadcasters, publishers, merchandisers, online services and other developers and distributors of entertainment content. We could also be exposed to liability in connection with material available through our Internet sites. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on us.

Intellectual Property & Proprietary Rights

          We regard substantial elements of our businesses and website as proprietary and we shall attempt to protect them by relying on copyright, trademark, service mark and trade secret laws, restrictions on disclosure and transferring title and other methods. The Company has been granted preliminary approval by the U.S. Patent Office for its “DigiTheater’ trademark.

Employees

          We are a development stage company and currently have only two part-time employees: Ingo Jucht, who is also our sole officer and director and T. Joseph Coleman who is a Consultant to the Company. We look to Mr. Jucht and Mr. Coleman for their entrepreneurial skills and talents. It is Mr. Jucht who provided us our business plan. For a discussion of Mr. Jucht’s and Mr. Coleman’s experience, please see “Director, Executive Officers, Promoters and Control Persons.” Initially Mr. Jucht will coordinate all of our business operations. We plan to use consultants, attorneys, accountants, and technology personnel, as necessary and do not plan to engage any additional full-time employees until business conditions indicate it an appropriate time to do so. We believe the use of non-salaried personnel will, initially, help us to expend our capital resources as a variable cost as opposed to a fixed cost of operations. In other words, if we have insufficient revenues or cash available, we are in a better position to only utilize those services required to generate revenues as opposed to having salaried employees. We may hire marketing employees based on the projected size of the market and the compensation necessary to retain qualified sales employees and other such employees as may be required and necessary to operate our businesses and as may be determined by management. A portion of any employee compensation likely would include the right to acquire our stock, which would dilute the ownership interest of holders of existing shares of our common stock.

Reports

As an issuer whose securities will be registered under section 12(g) of the Exchange Act, we will be required to file periodic reports with the SEC. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street N.W., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 or 1- 202-942-8090. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

Bankruptcy or Receivership or Similar Proceedings

          None

Legal Proceedings

Neither the Company nor any of its officers, directors or beneficial shareholders (greater than 10%) are involved in any litigation or legal proceedings involving the business of the Company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          Some of the statements under the “Prospectus Summary,” “Risk Factors,” “Management Discussion and Analysis or Plan of Operation,” “Business” and elsewhere in this prospectus constitute forward-looking statements. The “safe harbor” for forward-looking statements does not apply to this offering since it is an initial public offering of our securities. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievement expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus.

          In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “intend”, “expects,” “plan,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms or other comparable terminology.

          Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

          The following table and subsequent discussion contains information concerning our directors and executive officers, their ages, term served and all of our officers and their positions, who will serve in the same capacity with us upon completion of the offering.

Name	Age	Term Served	Title / Position(s)

Ingo Jucht	36	Since inception	President/CEO and Sole Director

          There are no other persons nominated or chosen to become directors or executive officers nor do we have any employees other than above.

          Ingo Jucht, is the founder and sole director of LUX DIGITAL PICTURES, INC. Mr. Jucht has been the president, chief executive since its inception.

Ingo Jucht, age 34, has been the Operating Manager of Lux Digital Pictures GmbH, the Company’s principal shareholder, overseeing all aspects of the Company’s operations for the past 4 years. Mr. Jucht is Executive Producer of the Company films: “Night of the Living Dead 3D”, “Nightmares in Red, White and Blue” and “American Grindhouse: The history of the American Exploitation Film”. Mt. Jucht is a graduate of the Kaskeline Film Akademie and, prior to joining Lux, he worked for 10 years in a variety of positions in the entertainment industry in Germany.

T. Joseph Coleman, is a 30+ year veteran of the entertainment industry. As sole founder and CEO of Atlantic Entertainment Group, one of the leading independent movie studios of the 70’ and 80’s, he distributed over 120 motion pictures and, personally, produced or executive produced 40. Career highlights include the Academy Award winning “Madam Rosa” in 1978 and producing and releasing “Extremities”, “1969” and the teen hits “Valley Girl” and “Teen Wolf”. Mr. Coleman was also the founder of the RTV television network in 1998 and the former Chairman of the public Company Sun Network Group. Mr. Coleman is a member of the Academy of Motion Picture Arts and Sciences and is currently an industry consultant, based in Europe, with the Zurich Consulting Group. He has been provided shares for his services as a consultant.

          Our director will hold office until the next annual meeting of shareholders and the election and qualification of his successors. Directors receive no compensation for serving on the board of directors other than reimbursement of reasonable expenses incurred in attending meetings. Officers are appointed by the board of directors and serve at the discretion of the board.

          No officer, director, or persons nominated for such positions and no promoters or significant employee of LUX DIGITAL PICTURES, INC has been involved in legal proceedings that would be material to an evaluation of officers and directors.

Executive Compensation

          There are no employment contracts with any officers or directors at this time. Mr. Jucht has agreed to waive all cash compensation until the Company begins to progress its business plans.

Indemnification of Directors and Officers

Except as permitted by the Wyoming Revised Statutes, the Company’s Articles of Incorporation do not provide for any additional or different indemnification procedures. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims of indemnification. The Company has not obtained director’s and officer’s liability insurance, although the board of directors of the Company may determine to investigate and, possibly, acquire such insurance in the future.

Employment Agreements

          We have not entered into any employment agreements with any of our employees, and employment arrangements are all subject at the discretion of our sole director, Ingo Jucht.

Conflict of Interest - Management’s Fiduciary Duties

          Our director and officer or the Company’s primary Consultant may become, in their individual capacity, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses. There exist potential conflicts of interest including allocation of time between LUX DIGITAL PICTURES, INC and their other business activities.

LEGAL PROCEEDINGS

          We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The table below sets forth, as of September 8, 2008, certain information with respect to the beneficial ownership of the common stock of our Company by each person who we know to be beneficial owner of more than 5% of any class or series of our capital stock, each of the directors and executive officers individually, and all directors and executive officers as a group. Unless otherwise indicated, each person named in this table has sole voting and investment power with respect to the shares beneficially owned.

Lux Digital Pictures GmbH	38,000,000
Coleman Family Trust	5,000,000
RTV Media Corp	5,000,000

TOTAL	48,000,000

Transfer Agent

          We expect to engage Manhattan Transfer Registrar Company to act as our stock registrar and transfer agent upon completion of the offering. Its address and telephone number is 57 Eastwood Road, Miller Place, NY 11764, (800) 786-0362. Up until the present time, we have acted as our own transfer agent and registrar.

RELATED PARTY TRANSACTIONS

          Since inception, the following transactions were entered into:

The Company acquired certain assets, including cash, motion picture rights, licenses, trademarks, copyrights, cash receivables, business concepts, domain names, brand rights use, ongoing business assets, a small loan and certain other misc rights and assets from Lux Digital Pictures GmbH through an issuance of its common and preferred shares.

The Company acquired the right to certain national radio media from RTV Media Corp through an issuance of its common shares.

The Company retained T. Joseph Coleman as a Consultant through an issuance of its common shares.

The Company acquired an interest in a documentary video scheduled for release in the 3rd Quarter 2008 from Vega 7 Entertainment for an issuance of its common shares.

The Company has established its web site at: www.luxdigitalpictures.com

The Company has completed a Private Placement of 990,000 of its common shares to 36 individual shareholders.

          All current shareholders acquired their shares with the intent to hold the shares for investment purposes, and not with a view to further resale or distribution, except as permitted under exemptions from registration requirements under applicable securities laws. That means that they may not sell such securities unless they are either registered with the sec and comparable agencies in the states or other jurisdictions where the purchasers reside, or are exempted from registration. The most widely used exemption from registration requirements is provided by sec Rule 144, which requires a six month holding period prior to resale, and limits the quantities of securities that can be sold during any 90 day periods.

          The certificate has been issued with a restrictive legend required with respect to issuance of securities pursuant to exemptions from registration requirements under the Securities Act and the recipient acknowledged his understanding that the shares are restricted from resale unless they were either registered under the Securities Act and comparable state laws, or the transaction was effected in compliance with available exemptions from such registration requirements.

          It is contemplated that we may enter into certain transactions with our sole director, Ingo Jucht, or affiliates which may involve conflicts of interest in that they will not be arms’ length transactions. We presently have no permanent office facilities but for the time being we will use as our business address the offices of Lux Digital Pictures GmbH, of which Mr. Jucht is the operating manager, on a rent free basis, until such time as our business operations may require more extensive facilities and we believe it an appropriate time to rent commercial office space. There is presently no formal written agreement for the use of such facilities, and no assurance that such facilities will be available to us on such a basis for any specific length of time.

          All future transactions between us and our officers, directors or 5% shareholders, and their respective affiliates, will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of any independent, disinterested directors.

          There are currently no related party transactions between Jucht or Coleman affiliates and LUX DIGITAL PICTURES, INC other than those disclosed herein. Further, LUX DIGITAL PICTURES, INC has not had any preliminary contact or discussions with Coleman or Jucht affiliates and there are no present plans, proposals, arrangements or understandings with these companies to enter into any future transactions.

DISCLOSURE OF PAYMENT OF SERVICES WITH SHARES OF COMMON STOCK

          Jillian Sidoti, for compensation for services rendered on the filing of this offering, shall receive $10,000 worth of shares. Such shares shall not be derived from the shares registered in this offering.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

          Our certificate of incorporation contains provisions permitted under General Corporation Laws of Wyoming relating to the liability of directors. The provisions eliminate a director’s liability to stockholders for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, including the breach of a director’s duty of loyalty or acts or omissions, which involve intentional misconduct, or a knowing violation of law. Our certificate of incorporation also contains provisions obligating us to indemnify our directors and officers to the fullest extent permitted by General Corporation Laws of Wyoming. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

          Following the close of this offering, we will be subject to the State of General Corporation Laws of Wyoming. In general, the statute prohibits a publicly held Wyoming corporation from engaging in a business combination with a person who is an interested stockholder for a period of three years after the date of the transaction in which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates, owns, or, within three years prior to the proposed business combination, did own 15% or more of our voting stock. The statute could prohibit or delay mergers or other takeovers or change in control attempts and accordingly, may discourage attempts to acquire us.

          As permitted by Wyoming law, we intend to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to exceptions. In addition, our bylaws provide that we are required to indemnify our officers and directors, employees and agents under circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we would be required to advance expenses to our officers and directors as incurred in proceedings against them for which they may be indemnified. The bylaws provide that we, among other things, will indemnify officers and directors, employees and agents against liabilities that may arise by reason of their status or service as directors, officers, or employees, other than liabilities arising from willful misconduct, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

          We have agreed to the fullest extent permitted by applicable law, to indemnify all our officers and directors.

          We undertake the following:

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

REPORTS TO SECURITY HOLDERS

          LUX DIGITAL PICTURES, INC is not a reporting issuer under the Securities Exchange Act of 1934. As a result of this offering, we will become subject to the informational requirements of the 1934 Act for a period of at least one fiscal year. As of the calendar year ending December 31, 2008, we may be required to register the common stock being offered hereunder, under the 1934 Act, and continue to file annual and quarterly reports.

          FINRA requires that all issuers maintaining quotations of their securities on the OTC Bulletin Board file periodic reports under the 1934 Act. In order to maintain such a quotation, we will have to register our securities under the 1934 Act on form 8-A or form 10.

          We may cease filing periodic reports with the Securities and Exchange Commission if:

*	We have less than 300 stockholders of record; or

*	We have less than 500, but more than 300, stockholders of record, and our total assets did not exceed $10 million on the last day of each of our three most recent fiscal years.

          Because of the requirement that we file periodic reports in order to have our common stock quoted on the OTC Bulletin Board, we do not intend to suspend our reporting obligations in the foreseeable future.

          The public may read and copy any materials that we file with the Commission at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site ishttp://www.sec.gov.

          We intend to furnish to our stockholders annual reports containing financial statements audited and reported upon by our independent accounting firm, and such other periodic reports as we may determine to be appropriate or as may be required by law.

          You can also call us at 510-948-4000, or write us at 2140 Shattuck Ave., Ste 210-2270, Berkeley, CA. 94704 or e-mail info@luxdigitalpictures.com anytime with any questions you may have. We would be pleased to speak with you about any aspect of this offering.

FINANCIAL STATEMENTS

LUX DIGITAL PICTURES, INC.

TABLE OF CONTENTS

AUGUST 31, 2008

Maddox Ungar Silberstein, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

To the Board of Directors
Lux Digital Pictures, Inc.
Berkley, California

We have audited the accompanying balance sheet of Lux Digital Pictures, Inc. as of August 31, 2008, and the related statements of operations, stockholders’ equity and cash flows from May 6, 2008 (date of inception) to August 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lux Digital Pictures, Inc. as of August 31, 2008, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC

Bingham Farms, Michigan
September 5, 2008

LUX DIGITAL PICTURES, INC.
BALANCE SHEET
AS OF AUGUST 31, 2008

ASSETS
Current Assets
Cash	$252,461
Accounts receivable	49,500
Unamortized film costs	468,902
Prepaid advertising	100,000
Deferred Taxes	79,000

Total Current Assets	949,863

TOTAL ASSETS	$949,863

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$22,514
Estimated costs to complete films	64,000
Reserve for residuals and participants	7,500
Note payable – stockholder	15,050

Total Current Liabilities	109,064

STOCKHOLDERS’ EQUITY
Common stock (1,000,000,000 shares authorized; $.001 par value; 50,990,000 shares issued and outstanding)	50,990
Preferred stock (10,000,000 shares authorized; $.001 par value; 2,500,000 shares issued and outstanding)	2,500
Paid in capital	941,352
Accumulated deficit	(154,043)

Total Stockholders’ Equity	840,799

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$949,863

The accompanying notes are an integral part of the financial statements.

LUX DIGITAL PICTURES, INC.
STATEMENT OF OPERATIONS
FROM May 6, 2008 (DATE OF INCEPTION) TO AUGUST 31, 2008

Gross Revenues	$193,002

Operating Expenses	26,045

Operating Income	166,957

Other Expense	(400,000)

Net Loss before Income Tax Benefit	(233,043)

Income Tax Benefit	79,000

Net Loss	$(154,043)

Weighted average number of common shares outstanding for the period	40,251,379

Net Loss per share	$(.00)

The accompanying notes are an integral part of the financial statements.

LUX DIGITAL PICTURES, INC.
STATEMENT OF STOCKHOLDERS’ EQUITY
AS OF AUGUST 31, 2008

	Common Stock		Preferred Stock		Additional Paid	Accumulated
	Shares	Amount	Shares	Amount	in Capital	Deficit	Total

Beginning balance, May 6, 2008	-0-	$0	-0-	$0	$0	$0	$0

Issuances of Common stock	50,990,000	50,990			941,352		992,342

Issuance of Preferred stock			2,500,000	2,500			2,500

Net loss for the period ended August 31, 2008						(154,043)	(154,043)

Balance, August 31, 2008	50,990,000	$50,990	2.500.000	$2,500	$941,352	$(154,043)	$840,799

The accompanying notes are an integral part of the financial statements.

LUX DIGITAL PICTURES, INC.
STATEMENT OF CASH FLOWS
FROM May 6, 2008 (DATE OF INCEPTION) TO AUGUST 31, 2008

Cash Flows from Operating Activities:
Net loss for the period	$(154,043)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Non-cash prepaid advertising impairment charge	400,000
Stock issued to acquire film assets	397,402
Changes in Assets and Liabilities
(Increase) in accounts receivable	(49,500)
(Increase) in unamortized film costs	(468,902)
(Increase) in deferred taxes	(79,000)
Increase in accounts payable	22,514
Increase in estimated costs to complete films	64,000
Increase in reserve for residuals and participants	7,500

Net Cash Provided by Operating Activities	139,971

Cash Flows from Financing Activities:
Sales of common stock	97,440
Loan from stockholder	15,050

Net Cash Provided by Financing Activities	112,490

Net Increase in Cash and Cash Equivalents	252,461

Cash and Cash Equivalents – Beginning	0

Cash and Cash Equivalents – Ending	$252,461

Supplemental Cash Flow Information:

Cash Paid for Interest	$0

Cash Paid for Income Taxes	$0

Supplemental Disclosure of Non-Cash Activities:

Advertising rights acquired for common stock	$500,000

Film rights acquired for common stock	$397,402

The accompanying notes are an integral part of the financial statements.

LUX DIGITAL PICTURES, INC.
NOTES TO FINANCIAL STATEMENTS
AUGUST 31, 2008

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

The Company

Lux Digital Pictures, Inc. was incorporated on May 6, 2008 under the laws of the State of Wyoming. Lux Digital Pictures, Inc. is referred to herein as the “Company”.

The Company operates in the entertainment industry; specifically, in connection with the development, production, marketing and distribution of digital films.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Cash Equivalents

For purposes of reporting cash flows, the Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

Revenue consists substantially of fees earned from movies and videos that we have interests in. We recognize revenue from a sale or licensing arrangement of a film when all of the following conditions are met: persuasive evidence of a sale or licensing arrangement with a customer exists; the film is complete and, in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery; the license period of the arrangement has begun and the customer can begin its exploitation, exhibition, or sale; the arrangement fee is fixed or determinable; and collection of the arrangement fee is reasonably assured.

Unamortized Film Costs

Unamortized film costs consist of investments in films which include the costs of completed films which have been produced by the Company. The costs include all direct production and financing costs and production overhead. Costs of acquiring and producing films are amortized using the individual-film-forecast method, whereby these costs are amortized and participation and residual costs are accrued in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of the films.

Ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release. Unamortized film costs are stated at the lower of amortized cost or estimated fair value on an individual film basis. The valuation of investment in films is reviewed on a title-by-title basis, when an event or changes in circumstances indicates that the fair value of a film is less than its unamortized cost. The fair value of the film is determined using management’s future revenue and cost estimates. Additional amortization is recorded in the amount by which the unamortized costs exceed the estimated fair value of the film. Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of investment in films may be required as a consequence of changes in management’s future revenue estimates.

LUX DIGITAL PICTURES, INC.
NOTES TO FINANCIAL STATEMENTS
AUGUST 31, 2008

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents and accounts receivable, accounts and notes payable, and certain other liabilities. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Income Taxes

The Company has adopted Statements of Financial Accounting Standards (“SFAS”) No. 109 - “Accounting for Income Taxes”. SFAS No. 109 requires the use of the asset and liability method of accounting of income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Basic and Diluted Loss Per Share

In accordance with SFAS No. 128 - “Earnings Per Share”, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At August 31, 2008 the Company had no stock equivalents that were anti-dilutive and excluded in the loss per share computation.

Comprehensive Income

The Company has adopted SFAS 130, “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. When applicable, the Company would disclose this information on its Statement of Stockholder’s Equity. Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. The Company has not had any transactions that are required to be reported in other comprehensive income.

LUX DIGITAL PICTURES, INC.
NOTES TO FINANCIAL STATEMENTS
AUGUST 31, 2008

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the results of its operations, financial position or cash flow.

NOTE 2: UNAMORTIZED FILM COSTS

Unamortized film costs at August 31, 2008 include:

Film asset purchases	$397,402
Production contracts	26,000
Media insurance and legal opinion	38,000
SAG residuals	7,500

$468,902

NOTE 3: PREPAID ADVERTISING

The Company acquired $500,000 of radio media from RTV Media Corp. in an agreement on June 1, 2008 in exchange for 5,000,000 shares of common stock. The Company was assigned rights to receive certain radio media on a national radio network. At August 31, 2008 we estimated that only 20% of the media rights would be used in the future, and due to this, the asset has been determined to be impaired and an expense has been recognized. The current carrying value of the prepaid advertising is $100,000. See Note 6.

NOTE 4: NOTE PAYABLE – SHAREHOLDER

The Company’s principal shareholder, Lux Digital Pictures GmbH loaned the Company $15,050 on May 29, 2008. The loan is unsecured, interest free and due on demand.

NOTE 5: STOCKHOLDER’S EQUITY

The Company issued both common and preferred stock during the period ended August 31, 2008. 5,000,000 shares of common stock were issued in exchange for future radio media initially valued at $500,000. Another 2,000,000 shares of common stock were issued in exchange for a completed but unexploited film valued at $200,000. Also, 990,000 shares of common stock were issued in a private placement for total proceeds of $97,440. The remaining 43,000,000 shares of common stock and 2,500,000 shares of preferred stock were issued to the founders of the Company in exchange for the rights to film assets, a number of “brands”, domain names and other assets valued at $197,402.

LUX DIGITAL PICTURES, INC.
NOTES TO FINANCIAL STATEMENTS
AUGUST 31, 2008

NOTE 6 – OTHER EXPENSE

Other expense consisted of the following at August 31, 2008:

Prepaid advertising impairment charge	$400,000

See Note 3.

NOTE 7 – INCOME TAXES

For the period ended August 31, 2008, the Company has incurred net losses and, therefore, has no tax liability. The cumulative net operating loss carry-forward is approximately $233,000 at August 31, 2008, can be used to offset future taxable income, and will expire in the year 2028.

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax asset amount is as follows:

Deferred tax asset attributable to:
Net operating loss carryover	$79,000
Valuation allowance	-0-

Net deferred tax asset	$79,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward looking statements

This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Shareholders are cautioned that all forward-looking statements involve risks and uncertainty, including, without limitation, our ability to successfully, continue to develop our Assets and grow our businesses in the near term. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements contained in financial statements will prove to be accurate.

GENERAL

We were incorporated in Wyoming on May 6, 2008 and we have elected, for the purpose of filing our Registration Statement with the SEC and preparing our audit, August 31, 2008 as our fiscal year end.

We are developers, financiers, producers and distributors of motion pictures and related entertainment products. We intend to operate our businesses under several brands including Lux Digital Pictures, Midnight Movies, Short Screams, New Broadway Cinema and DigiTheater. We have been, initially, capitalized through the acquisition of Assets from our founding shareholders, outside producers, a shareholder loan, cash flows from the distribution of our film product and the proceeds from a Private Placement offering.

In our initial, approximately, four (4) months of operation we had Operating Income of $166,957 derived from revenues generated, primarily, from our film Assets, however, we have incurred a Net Loss of $154,043 after factoring a substantial ($400,000) write down of a radio media asset that we had acquired for stock. It is the intention of the Company to continue to develop and distribute its entertainment Assets, however, there is no assurance the Company will continue to generate Operating Income over the long term.

As of August 31, 2008 the Company had $252,461 of cash on hand, Total Current Assets of $949,863 and Total Current Liabilities of $109,064 of which its principal obligation is to complete two (2) of its motion pictures. The Company believes that it has sufficient capital to operate over the next twelve (12) months.

Significant Accounting Policies and Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses the Company’s consolidated financial statements which have been prepared in accordance with accounting principals generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates and judgments on historical experiences and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. These accounting policies are described herein and in the notes to the consolidated financial statements, included in this Registration Statement, for the year ended August 31, 2008.

Results of Operations

For the period commencing May 6, 2008 (Inception) to August 31, 2008

For the, approximately, four (4) months of initial operations ending August 31, 2008 Gross Revenues were $193,002. Revenues were, primarily generated from the distribution of a motion picture through two (2) existing licenses plus $366.26 in interest income. There is no prior period in which to compare.

Operating Expenses, for the period, were $26,045 consisting, primarily, of expenses for certain marketing and distributions costs in connection with film product, web site design expenses and accounting charges resulting in Operating Income of $166,957.

In its initial period of operation the Company has elected to write down the value of a radio media asset, it had acquired for stock, by a factor of 80% resulting in Other Expense of $400,000. After factoring the write down and an Income Tax Benefit the Company posted a Net Loss of $154,043 for its initial period of operation.

Liquidity and Capital Resources

As of the period ending August 31, 2008 the Company had cash on hand of $252,461, Total Current Assets of $949,863, Total Current Liabilities of $109,064 and Total Stockholder’s Equity of $840,799. The Company has no, current, off balance sheet arrangements and does not anticipate entering into any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition.

Controls and Procedures

As required by SEC rules, we have evaluated the effectiveness of the design and operation of our disclosure controls and procedures at the end of our fiscal year. This evaluation was carried out under the supervision and with the participation of our management. Based upon this evaluation we have concluded that the design and operation of our disclosure controls and procedures are effective.

990,000 shares

LUX DIGITAL PICTURES, INC Common stock

Prospectus

September 8, 2008

LUX DIGITAL PICTURES, INC
2140 Shattuck Ave., Ste 210-2270
Berkeley, CA. 94704
510-948-4000

Until ___________________________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers.

          The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the issuer are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

                    Section 145 of the Wyoming General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

          The Company’s Certificate of Incorporation provides that it will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Wyoming General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

          The Wyoming General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•   any breach of the director’s duty of loyalty to the corporation or its stockholders;

•   acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•   payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•   any transaction from which the director derived an improper personal benefit.

          The Company’s Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

Item 25.	Other Expenses of Issuance and Distribution*

          The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:

Amount

SEC registration fee	$4.00
Printing and shipping expenses	1,000.00
Legal fees and expenses	5,000.00
Accounting fees and expenses	3,500.00
Transfer agent and misc. expenses	3,500.00

Total	$13,004.00

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26.	Recent Sales of Unregistered Securities.

          We were incorporated in the State of Wyoming in May 2008 and 38,000,000 founder shares were issued to Lux Digital Pictures GmbH; 5,000,000 to the Coleman Family Trust; 5,000,000 to RTV Media Corp; and 2,000,000 to Vega 7 Entertainment. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the shareholder had the necessary investment intent as required by Section 4(2) since she agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In June 2008, we completed a Regulation S offering in which we sold 990,000 shares of common stock to 36 investors, at a price per share of $0.10 per share for net proceeds of $97,440. All of the investors were foreign investors that reside outside of the United States. The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Shareholder	Shares
Sima Burgin	20,000
Jamila Friedrich	20,000
Andra Kokott	20,000
BMV Berliner Versiche. GmbH	20,000
Elvira Jucht	60,000
Frank Reimann	10,000
Klaus Nawrocki	20,000
Sievertec Technologies GmbH	20,000
Christobel Lucht	10,000
Sasha Friedrich	10,000
Valery Rudnik	10,000
Karsten Frenzel	10,000
Robert Klingbeil	10,000
Frieder W.M. Schnook	20,000
Renata Stih	20,000
Katerina Kulchekova	10,000
Hans Reuter	10,000
Ernst Wenske	10,000
Jonas Friedrich	20,000
Sergiy Sysoyev	10,000
Wilshire Capital, Ltd	200,000
Anna Franklin	20,000
Vladimir Reva	10,000
Karsten Tobeck	10,000
Michael Hoffmeister	10,000
Gabriel Rotenburg	10,000
Kamila Palicka	20,000
Armin Marewski	20,000
Susanne Batz	20,000
Martin Bailey	10,000
Millary Cortes Tellez	20,000
Desdemona Ventures, Ltd	200,000
Mirlev Automobile, Ltd	40,000
Thorsten Bernd	20,000
Ralf Schmidtbauer	20,000
Arne Herman	20,000

990,000

The Common Stock issued in our Regulation S Offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 902 of Regulation S of the Securities Act of 1933. In accordance with Section 230.920 (k)(1) of the Securities Act of 1933, all persons that invested under the Private Placement Memorandum were non-US persons and did not reside in the United States at the time of investment. Further:

(A)	No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B)

At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an “investment company” within the meaning of the federal securities laws.

(C)

Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D)	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

(E)	None of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities.

Please note that pursuant to Rule 905, equity securities of domestic issuers acquired from the issuer, a distributor, or any of their respective affiliates in a transaction subject to the conditions of Rule 901 or Rule 903 are deemed to be “restricted securities” as defined in Rule 144. Resales of any of such restricted securities by the offshore purchaser must be made in accordance with this Regulation S (Rule 901 through Rule 905, and Preliminary Notes), the registration requirements of the Act or an exemption therefrom. Any “restricted securities,” as defined in Rule 144, that are equity securities of a domestic issuer will continue to be deemed to be restricted securities, notwithstanding that they were acquired in a resale transaction made pursuant to Rule 901 or Rule 904

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Item 27.	Exhibits Index.

          The exhibits marked with an “*” have already been filed. The remaining exhibits are filed with this Registration Statement:

Number	Exhibit Name

1.1	Subscription Agreement

3.1	Certificate of Incorporation

3.2	By-Laws

4.1	Form of Common Stock Certificate

5.1	Opinion of Jillian Ivey Sidoti regarding legality

23.1	Consent of Maddox Ungar Silberstein, PLLC

          All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing. Information pertaining to our common stock is contained in our Certificate of Incorporation and By-Laws.

Item 28.	Undertakings.

          The undersigned registrant undertakes:

          (1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

                    I. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    II. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

                    III. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to our certificate of incorporation or provisions of Wyoming law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant) of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on our behalf by the undersigned, in the City of Berlin, Germany, on September 8, 2008.

LUX DIGITAL PICTURES, INC

/s/ Ingo Jucht

Ingo Jucht,
President, Chief Executive Officer,
Treasurer and Principal Financial
Officer

          In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Ingo Jucht	President, Treasurer and Director	September 8, 2008
(Principal Executive, Financial
Ingo Jucht	and Accounting Officer)

/s/ Ingo Jucht	Vice President and Secretary	September 8, 2008

Ingo Jucht

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO

REGISTRATION STATEMENT

ON FORM S-1

UNDER

THE SECURITIES ACT OF 1933

LUX DIGITAL PICTURES, INC